UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 2, 2013

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-0593604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events

On October 2, 2013, Prudential Bancorp, Inc. of Pennsylvania (the “Company”), the current “mid-tier” holding company for Prudential Savings Bank (the “Bank”), announced that the “second-step” conversion of Prudential Mutual Holding Company (the “MHC”), the Company’s mutual holding company parent, and stock offering are expected to be completed on or about October 9, 2013.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, the MHC and the Company will cease to exist and Prudential Bancorp, Inc. (“Prudential Bancorp-New”), the new Pennsylvania corporation formed to facilitate the conversion, will become the parent holding company of the Bank and will be wholly owned by public shareholders.

A total of 7,141,602 shares of common stock of Prudential Bancorp-New are expected to be sold in the subscription offering at $10.00 per share for gross proceeds of $71.4 million. Concurrent with the completion of the offering, the outstanding shares of the Company common stock (except for the shares owned by the MHC, which will be cancelled) will be exchanged for shares of Prudential Bancorp-New common stock.  As a result, each existing share of Company common stock is expected to be converted into the right to receive 0.9442 shares of Prudential Bancorp-New common stock. The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in Prudential Bancorp-New as they owned in the Company.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange is expected to be approximately 9,545,000 shares.

A copy of the press release, dated October 2, 2013, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
99.1	Press release dated October 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF
PENNSYLVANIA

Date: October 2, 2013	By:	/s/Joseph R. Corrato
Joseph R. Corrato
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated October 2, 2013

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